Exhibit 4.2

Industry Canada	Industrie Canada

Certificate of Arrangement	Certificat d’arrangement

Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

Just Energy Exchange Corp.	449031-2
Just Energy Group Inc.	155876-7

Name of CBCA corporation(s) involved - Dénomination(s) de la (des) société(s) I C S A concernée(s)	Corporation number - Numero de la société

I hereby certify that the arrangement set out in the attached articles of arrangement, involving the above-referenced corporation(s), has been effected under section 192 of the Canada Business Corporations Act.

Je certifie que l’arrangement mentionné dans les clauses d’arrangement annexées, concernant la (les) société(s) susmentionnée(s), a pris effet en vertu de l’article 192 de la Loi canadienne sur les sociétés par actions.

/s/ Marcie Girouard	January 1, 2011 – le 1er janvier 2011
Marcie Girouard Director - Directeur
Date of Arrangement – Date de l’arrangement

Industry Canada Canada Business Corporation Act	Industrie Canada Loi Canadians sur les societies par actions	FORM 14.1 ARTICLES OF ARRANGEMENT (SECTION 192)	FORMULAIRE 14.1 CLAUSES D'ARRANGEMENT (ARTICLE 192)

1-Name of the applicant corporation(s) Denomination sociale (s) Just Energy Exchange Corp., Just Energy Group, Inc.	2-Corporation No.(s) 449031-2, 755876-7
3-Name of the corporation(s), the articles of which are amended, if applicable Just Energy Group, Inc.	4-Corporation No(s) 755876-7
5-Name of the corporation(s) created by amalgamation, if applicable
Just Energy Group Inc.
(for further information on the Corporation(s) created by amalgamation, Just Energy
Group Inc., see Schedule "A" attached hereto)

6-Corporation No.(s) 7502079
7-Name of the dissolved Corporation(s) if applicable	8-Corporation No.(s)
9-Name of the other Corporation(s) involved, if applicable OESC Exchangeco II Inc., UEGL Exchangeco Corp	10-Corporation No.(s) or Jurisdiction of Incorporations 767242-0, 717333-4
11-In accordance with the order approving the arrangement –
a. ☑
The articles of the above named corporation(s) are amended in accordance with the attached plan of arrangement

The name of _______________________________________ is changed to ______________________________

b. ☑	The following bodies corporate are amalgamated to accordance with the attached plan of arrangement (see Schedule "B" attached hereto)
c. ☐	The above named corporation(s) is(are) liquidated and dissolved in accordance with the attached plan of arrangement
d. ☑	The plan of arrangement attached hereto, involving the above named body(ies), corporate is hereby affected

Signature /s/ Jonah Davids	Printed Names Jonah Davids	12 – Capacity of Officer	13 – Tel. No. (905) 795-3563

SCHEDULE "A"

Information concerning Just Energy Group Inc., created by the amalgamation of Just Energy
Group Inc. (Corporation No. 755876-7), Just Energy Exchange Corp. (Corporation No. 449031-2),
OESC Exchangeco II Inc. (Corporation No. 767242-0) and
UEGL Ezchangeco Corp. (Corporation No. 717333-4)

1.	Name of the Amalgamated Corporation

Just Energy Group Inc.

2.	The province or territory in Canada where the registered office is to be situated

Ontario

3.	The classes and any maximum number of shares that the corporation is authorized to issue

The annexed Appendix "A" is incorporated in this Schedule

4.	Restrictions, if any, on share transfers

None

5.	Minimum and maximum number of directors

Minimum of three (3) and a maximum of twelve (12)

6.	Restrictions, if any, on business the corporation may carry on

None

7.	Other provisions, if any

The annexed Appendix "B" is incorporated in this Schedule

APPENDIX "A"

Authorized Share Capital

The Corporation is authorized to issue an unlimited number of Common Shares and 50,000,000 Preferred Shares, issuable in series.

COMMON SHARES

The rights, privileges, restrictions and conditions attaching to the Common Shares shall be as follows:

1.	VOTING

Holders of Common Shares shall be entitled to receive notice of and to attend and vote at all meetings of shareholders of the Corporation, except meetings of holders of another class of shares. Each Common Share shall entitle the holder thereof to one vote.

2.	DIVIDENDS

Subject to the preferences accorded to holders of Preferred Shares and any other shares of the Corporation ranking senior to the Common Shares from time to time with respect to the payment of dividends, holders of Common Shares shall be entitled to receive, if, as and when declared by the Board of Directors, such dividends as may be declared thereon by the Board of Directors from time to time.

3.	LIQUIDATION, DISSOLUTION OR WINDING-UP

In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs (such event referred to herein as a "Distribution"), holders of Common Shares shall be entitled, subject to the preferences accorded to holders of Preferred Shares and any other shares of the Corporation ranking senior to the Common Shares from time to time with respect to payment on a Distribution, to share equally, share for share, in the remaining property of the Corporation.

PREFERRED SHARES

The rights, privileges, restrictions and conditions attaching to the Preferred Shares, as a class, shall be as follows:

4.	ISSUANCE IN SERIES

4.1
Subject to the filing of Articles of Amendment in accordance with the Canada Business Corporations Act (the "Act"), the Board of Directors may at any time and from time to time issue the Preferred Shares in one or more series, each series to consist of such number of shares as may, before the issuance thereof, be determined by the Board of Directors.

4.2
Subject to the filing of Articles of Amendment in accordance with the Act, the Board of Directors may from time to time fix, before issuance, the designation, rights, privileges, restrictions and conditions attaching to each series of Preferred Shares including, without limiting the generality of the foregoing, the amount, if any, specified as being payable preferentially to such series on a Distribution; the extent, if any, of further participation on a Distribution; voting

5.	LIQUIDATION

5.1
In the event of a Distribution, holders of each series of Preferred Shares shall be entitled, in priority to holders of Common Shares and any other shares of the Corporation ranking junior to the Preferred Shares from time to time with respect to payment on a Distribution, to be paid rateably with holders of each other series of Preferred Shares the amount, if any, specified as being payable preferentially to the holders of such series on a Distribution.

6.	DIVIDENDS

6.1
The holders of each series of Preferred Shares shall be entitled, in priority to holders of Common Shares and any other shares of the Corporation ranking junior to the Preferred Shares from time to time with respect to the payment of dividends, to be paid rateably with holders of each other series of Preferred Shares, the amount of accumulated dividends, if any, specified as being payable preferentially to the holders of such series.

APPENDIX "B''

Other Provisions

a.
The Board of Directors of the Corporation or any committee of the Board of Directors authorized so to do may, without authorization of the shareholders and without in any way limiting the authority conferred on the Directors by Section 189 of the Canada Business Corporations Act (the "Act"):

i.	borrow money upon the credit of the Corporation;

ii.	issue, reissue, sell or pledge debt obligations of the Corporation;

iii.	mortgage hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation;

iv.	subject to the Act, give a guarantee on behalf of the Corporation to secure performance of an obligation of any person, and;

v.
the Board of Directors and any such committee of the Board of Directors may from time to time delegate to such one or more of the Directors and officers of the Corporation as may be designated by it, all or any of the powers conferred by sub-clauses (c)(i), (ii), (iii) and (iv) to such extent and in such manner as it shall determine at the time of each such delegation.

b.
The Board of Directors may, appoint one or more Directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of Directors so appointed may not exceed one-third of the number of Directors elected at the previous annual meeting of shareholders.

c.	The Articles of the Corporation may be amended by special resolution pursuant to Section 173 of the Act to:

i.
increase or decrease any maximum number of authorized shares of such class, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the shares of another class; or

ii.	effect an exchange, reclassification or cancellation of all or part of the shares of any class; or

iii.	create a new class of shares equal or superior to the shares of another class;

and no separate class or (except as may otherwise be provided for a particular series in the provisions attaching thereto) series vote shall be required under Section 176 of such Act in respect of the amendment.

SCHEDULE "B"

Corporations being Amalgamated

Just Energy Exchange Corp. (449031-2)

Just Energy Group Inc. (755876-7)

OESC Exchangeco II Inc. (767242-0)

UEGL Exchangeco Corp. (717333-4)

Exhibit A

Plan of Arrangement

Plan of Arrangement under Section 192
of the
Canada Business Corporations Act

ARTICLE 1
INTERPRETATION

1.1       In this Plan of Arrangement, the following terms have the following meanings:

(a)	"AcquisitionCo" means Just Energy Group Inc., a corporation incorporated under the CBCA and a wholly-owned subsidiary of the Fund;

(b)	"AcquisitionCo Common Shares" means common shares in the capital of AcquisitionCo and, following the Amalgamation, means the New Just Energy Common Shares;

(c)	"AcquisitionCo DSGs" means deferred share grants in respect of AcquisitionCo Common Shares to be granted to holders of Fund Director DUGS under the Arrangement;

(d)	"AcquisitionCo EPS Rights" means rights to acquire AcquisitionCo Common Shares to be granted to holders of rights to acquire Fund Units under the Fund EPS Plan under the Arrangement;

(e)	"AcquisitionCo EUP Rights" means rights to acquire AcquisitionCo Common Shares to be granted to holders of rights to acquire Fund Units under the Fund EUP Plan under the Arrangement;

(f)	"AcquisitionCo Options" means options to acquire AcquisitionCo Common Shares to be granted to holders of Fund Options under the Arrangement;

(g)	"AcquisitionCo RSGs" means restricted share grants in respect of AcquisitionCo Common Shares to be granted to holders of Fund UARs under the Arrangement;

(h)
"Amalgamation" means the amalgamation pursuant to this Plan of Arrangement of AcquisitionCo and, provided that it has been continued as a corporation under the CBCA prior to the Effective Time, OESC ExchangeCo, and, if the JEEC Arrangement Resolution is approved, JEEC and UEGL ExchangeCo;

(i)
"Arrangement", "herein", "hereof", "hereto", "hereunder" and similar expressions mean and refer to the arrangement pursuant to Section 192 of the CBCA set forth in this Plan of Arrangement as supplemented, modified or amended, and not to any particular article, section or other portion hereof;

(j)
"Arrangement Agreement" means the arrangement agreement dated effective May 27, 2010 among the Fund, JEEC, AcquisitionCo, and JEC, with respect to the Arrangement and all amendments thereto and restatements thereof;

(k)	"Articles of Arrangement" means the articles of arrangement in respect of the Arrangement required by the CBCA to be sent to the Director after the Final Order has been made;

(l)	"Business Day" means a day other than a Saturday, Sunday or a day when banks in the City of Toronto, Ontario are not generally open for business;

(m)	"CBCA" means the Canada Business Corporations Act, R.S.C. 1985, c. C-44;

(n)
"Certificate" means the certificate of arrangement which may be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement and giving effect to the Arrangement;

(o)	"Computershare" means Computershare Trust Company of Canada;

(p)	"CT" means ESIF Commercial Trust I, an open ended investment-trust established under the laws of the Province of Ontario pursuant to the CT Declaration of Trust;

(q)	"CI Declaration of Trust" means the trust indenture dated March 16, 2004 between the Fund, as the initial unitholder and JEC as trustee, as amended from time to time;

(r)	"CT Preferred Units" means the 1,394,489 preferred units of CT owned by JEC;

(s)	"Court" means the Court of Queen's Bench of Alberta;

(t)
"Depositary" means Computershare, or such other person as may be designated by the Fund or, following the Effective Time, New Just Energy, for the purpose of receiving the deposit of certificates formerly representing Fund Securities;

(u)	"Director" means the Director appointed pursuant to section 260 of the CBCA;

(v)
"Dissenting Securityholders" means registered holders of Fund Units and, if the JEEC Arrangement Resolution is approved, registered holders of JEEC Exchangeable Shares, in each case who validly exercise the rights of dissent with respect to the Arrangement provided to them under the Interim Order and whose dissent rights remain valid immediately before the Effective Time;

(w)	"Effective Date" means the date shown in the Certificate;

(x)
"Effective Time" means 12:01 a.m. (Toronto time) on the Effective Date or such other time on the Effective Date as may be specified in writing by the Fund, JEC, in its capacity as administrator of the Fund, or New Just Energy;

(y)	"Final Order" means the order of the Court approving the Arrangement, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(z)	"Fund" means Just Energy Income Fund, a trust organized under the laws of the Province of Ontario and governed by the Fund Declaration of Trust;

(aa)	"Fund Arrangement Parties" means the Fund, JEC, AcquisitionCo, OESC ExchangeCo, JEEC, CT, and UEGL ExchangeCo, and, following the Amalgamation, New Just Energy;

(bb)	"Fund Arrangement Resolution" means the special resolution in respect of the Arrangement passed by the Fund Voting Securityholders at the Fund Meeting;

(cc)
"Fund Declaration of Trust" means the amended and restated declaration of trust dated April 18, 2001 between JEC and the Fund Trustee, as the same may be further amended or amended and estated from time to time;

(dd)	"Fund DDC Plan" means the Directors' Deferred Compensation Plan of the Fund as amended from time to time;

(ee)	"Fund DUGs" means deferred unit grants in respect of Fund Units outstanding under the Fund DDC Plan;

(ff)	"Fund EPS Plan" means the Employee Profit Sharing Plan of the Fund as amended from time to tirne;

(gg)	"Fund EUP Plan" means the Employee Unit Purchase Plan (for employees of U.S. subsidiaries) of the Fund as amended from time to time;

(hh)	"Fund Incentive Plans" means, collectively, the Fund DDC Plan, the Fund EPS Plan, the Fund EUP Plan, the Fund Option Plan and the Fund UAR Plan;

(ii)
"Fund Note" means the promissory note, in aggregate principal amount equal to the fair market value of the CT Preferred Units, to be issued in favour of JEC pursuant to subsection 3.1(r) hereof; in consideration of the transfer of the CT Preferred Units by JEC to the Fund;

(jj)
"Fund Meeting" means the annual and special meeting of Fund Voting Securityholders held to consider the Fund Arrangement Resolution and related matters in accordance with the terms of the Interim Order, and any adjournments) thereof;

(kk)	"Fund Option Plan" means the 2001 Unit Option Plan of the Fund as amended from time to time;

(ll)	"Fund Options" means options to acquire Fund Units outstanding under the Fund Option Plan;

(mm)	"Fund Irustee" means Montreal Trust Company of Canada (and its successors), in its capacity as trustee under the Fund Declaration of Trust;

(nn)	"Fund Securities" means, collectively, the Fund Units, the JEEC Exchangeable Shares and the JEC Class A Shares;

(oo)	"Fund Securityholders" means, collectively, the Fund Unitholders, the JEEC Exchangeable Shareholders and the holder(s) of the JEC Class A Shares;

(pp)
"Fund Special Voting Right" means the one special voting right of the Fund issued to Computershare in its capacity as trustee under the voting and exchange trust agreement dated July 1, 2009 among the Fund, JEEC, UEGL ExchangeCo and Computershare, the beneficiaries of which are the JEEC Exchangeable Shareholders;

(qq)	"Fund UAR Plan" means the 2004 Unit Appreciation Rights Plan of the Fund as amended from time to time;

(rr)	"Fund UARs" means unit appreciation rights in respect of Fund Units outstanding under the Fund UAR Plan;

(ss)	"Fund Unitholders" means registered holders Fund Units from time to time;

(tt)	"Fund Units" means the trust units of the Fund,

(uu)	"Fund Voting Securitybolders" means the holders of Fund Voting Securities and the Fund Special Voting Right from time to time;

(vv)	"Fund Voting Securities" means, collectively, the Fund Units, the Fund Special Voting Rightand the JEC Class A Shares;

(ww)
"Interim Order" means the interim order of the Court containing declarations and directions with respect to the notice to be given in respect of, and the conduct of, the Fund Meeting and otherwise with respect to the Arrangement, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(xx)
"Letter of Transmittal" means the letter of transmittal to be sent to the Fund Securityholders, pursuant to which such holders will be required to deliver certificates representing Fund Securities in order to receive the New Just Energy Common Shares issuable to them pursuant to the Arrangement;

(yy)	"JEC" means Just Energy Corp, a corporation amalgamated under the laws of the Province of Ontario and a subsidiary of the Fund;

(zz)	"JEC Class A Shares" means the Class A preference shares in the capital of JEC;

(aaa)	"JEEC" means Just Energy Exchange Corp, a corporation incorporated under the CBCA and a subsidiary of the Fund;

(bbb)	"JEEC Arrangement Resolution" means the special resolution of JEEC Exchangeable Shareholders approving the Arrangement

(ccc)	"JEEC Exchangeable Shareholders" means the holders from time to time of JEEC Exchangeable Shares;

(ddd)	"JEEC Exchangeable Shares" means the exchangeable shares, series 1 in the capital of JEEC;

(eee)	"New Just Energy" means the corporation formed pursuant to the Amalgamation and, if the Amalgamation is not completed, means AcquisitionCo;

(fff)	"New Just Energy Common Shares" means the common shares in the capital of New Just Energy outstanding following completion of the Amalgamation;

(ggg)	"OESC ExchangeCo" means OESC Exchangeco II Inc., a corporation incorporated under the laws of the Province of Ontario; and

(hhh)	"UEGL ExchangeCo" means UEGL Exchangeco Corp., a corporation incorporated under the CBCA and a wholly-owned subsidiary of the Fund.

1.2       The division of this Plan of Arrangement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.3       Unless reference is specifically made to some other document or instrument, all references herein o articles and sections are to articles and sections of this Plan of Arrangement.

1.4       Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa; words importing any gender shall include all genders; and words importing persons shall include individuals, partnerships, associations, corporations, bodies corporate, trusts, unincorporated organizations, governments, regulatory authorities, and other entities.

1.5       In the event that the date on which any action is required to be taken hereunder by any of the arties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.6       References in this Plan of Arrangement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from  time to time in effect.

ARTICLE 2
ARRANGEMENT AGREEMENT

2.1       This Plan of Arrangement is made pursuant to the Arrangement Agreement.

2.2       The parties to this Plan of Arrangement intend that for United States federal income tax purposes the transactions contemplated hereby qualify as a "reorganization" within the meaning of subsection 368(a) of the United States Internal Revenue Code of 1986, as amended, and that this Plan of Arrangement constitutes a "plan of reorganization" for such purposes.

2.3       This Plan of Arrangement, upon the filing of the Articles of Arrangement and the issue of the Certificate, if any, shall become effective as of, and be binding as of and after, the Effective Time on: (i) the Fund Securityholders; (ii) the Fund Arrangement Parties; and (iii) the holders of Fund Options, Fund DUGs, Fund UARs and rights to acquire Fund Units under the Fund EPS Plan and the Fund EUP Plan; provided that for greater certainty, if the JEEC Arrangement Resolution is not approved, JEEC, the JEEC Exchangeable Shareholders and UEGL ExchangeCo shall not participate in this Plan of Arrangement.

2.4       The Articles of Arrangement and Certificate shall be filed and issued, respectively, with respect to the Arrangement in its entirety. The Certificate shall be conclusive evidence that the Arrangement has become effective and that, subject to the provisions of Section 3.1, each of the provisions of Article 3 has become effective in the sequence and at the times set out therein.

2.5       Other than as expressly provided for herein, no portion of this Plan of Arrangement shall take effect with respect to any party or person until the Effective Time. Furthermore, each of the events listed in Article 3 shall be, without affecting the timing set out in Article 3, mutually conditional, such that no event described in Article 3 may occur without all steps occurring, and those events shall effect the integrated transaction which constitutes the Arrangement.

ARTICLE 3
ARRANGEMENT

3.1       Commencing at the Effective Time, each of the events set out below shall occur and shall be deemed to occur in the following order, each occurring immediately after the completion of the previous step, without any further act or formality except as otherwise provided herein:

Amendment of Fund Declaration of Trust

(a)	the Fund Declaration of Trust shall be amended to the extent necessary to facilitate the Arrangement and the implementation of the steps and transactions contemplated herein;

Amendment of CT Declaration of Trust

(b)	the CT Declaration of Trust shall be amended to the extent necessary to facilitate the Arrangement and the implementation of the steps and transactions contemplated herein;

Dissenting Securityholders

(c)
the Fund Units held by Dissenting Securityholders shall be deemed to have been transferred to the Fund (flee and clear of any and all liens, claims and encumbrances) and shall be immediately cancelled and cease to be outstanding, and such Dissenting Securityholders shall cease to be Fund Unitholders or to have any rights as Fund Unitholders, other than the right to be paid the fair value of their Fund Units in accordance with Article 4;

(d)
if the JEEC Arrangement Resolution is approved, the JEEC Exchangeable Shares held by Dissenting Securityholders shall be deemed to have been transferred to JEEC (free and clear of any and all liens, claims and encumbrances) and shall be immediately cancelled and cease to be outstanding, and such Dissenting Securityholders shall cease to be JEEC Exchangeable Shareholders or to have any rights as JEEC Exchangeable Shareholders, other than the right to be paid the fair value of their IEEC Exchangeable Shares in accordance with Article 4;

Removal of AcquisitionCo Share Transfer and Issue Restrictions

(e)
the articles of AcquisitionCo shall be amended to eliminate the restrictions on share transfers and the limitations on share issuances and shareholders by deleting Item 4 and paragraphs a and b of Item 7 thereof in their entirety;

Exchange of Fund Units

(f)
all of the issued and outstanding Fund Units (for greater certainty, other than those Fund Units (if any) previously transferred to the Fund by Dissenting Securityholders and immediately cancelled by the Fund pursuant to subsection 3.1(c)) shall be transferred by Fund Unitholders to, and acquired by, AcquisitionCo (free and clear of any and all liens, claims and encumbrances);

(g)
in exchange for each one (1.0) Fund Unit acquired by AcquisitionCo pursuant to subsection 3.l(f), AcquisitionCo shall issue one (1.0) AcquisitionCo Common Share to the Fund Unitholder who transferred such Fund Unit to AcquisitionCo;

Exchange of JEC Class A Shares

(h)	all of the issued and outstanding JEC Class A Shares shall be transferred by the holder(s) thereof to, and acquired by, AcquisitionCo (free and clear of any and all liens, claims and encumbrances);

(i)
in exchange for each one (1.0) JEC Class A Share acquired by AcquisitionCo pursuant to subsection 3.1(h), AcquisitionCo shall issue one (1.0) AcquisitionCo Common Share to the holder who transferred such JEC Class A Share to AcquisitionCo;

Exchange of JEEC Exchangeable Shares

(j)
if the JEEC Arrangement Resolution is approved, all of the issued and outstanding JEEC Exchangeable Shares (for greater certainty, other than those JEEC Exchangeable Shares (if any) previously transferred to JEEC by Dissenting Securityholders and immediately cancelled by JEEC pursuant to subsection 3.1(d)) shall be transferred by JEEC Exchangeable Shareholders to, and acquired by, AcquisitionCo (free and clear of any and all liens, claims and encumbrances);

(k)
in exchange for each one (1.0) JEEC Exchangeable Share acquired by AcquisitionCo pursuant to subsection 3.1(j), AcquisitionCo shall transfer one (1.0) AcquisitionCo Common Share to the JEEC Exchangeable Shareholder who transferred such JEEC Exchangeable Share to AcquisitionCo;

Termination of Special Voting Right

(l)	The Special Voting Right shall be cancelled and cease to be outstanding;

Exchange of Rights Under Fund Incentive Plans

(m)
each of the issued and outstanding Fund Options shall be exchanged for an AcquisitionCo Option under an agreement with AcquisitionCo to acquire the same number of AcquisitionCo Common Shares as the number of Fund Units subject to the Fund Option, at the same price and on the same terms as provided in the Fund Option;

(n)
each of the issued and outstanding Fund UARs shall be exchanged for an AcquisitionCo RSG under an agreement with AcquisitionCo to receive the same number of AcquisitionCo Common Shares as the number of Fund Units subject to the Fund UARs on the same terms as provided in the Fund UARs;

(o)
each of the issued and outstanding Fund DUGs shall be exchanged for an AcquisitionCo DSG under an agreement with AcquisitionCo to receive the same number of AcquisitionCo Common Shares as the number of Fund Units subject to the Fund DUGs on the same terms as provided in the Fund DUGs;

(p)
each of the issued and outstanding rights to acquire Fund Units under the Fund EPS Plan shall be exchanged for equivalent AcquisitionCo EPS Rights under an agreement with AcquisitionCo to acquire the same number of AcquisitionCo Common Shares as the number of Fund Units subject to the tights under the Fund EPS Plan; on the same terms as provided in the rights under the Fund EPS Plan;

(q)
each of the issued and outstanding rights to acquire Fund Units under the Fund EUP Plan shall be exchanged for equivalent AcquisitionCo EUP Rights under an agreement with AcquisitionCo to acquire the same number of AcquisitionCo Common Shares as the number of Fund Units subject to the rights under the Fund EUP Plan on the same terms as provided in the rights under the Fund EUP Plan;

Transfer of CT Preferred Units

(r)	JEC shall sell, transfer, assign and convey the CT Preferred Units to the Fund and as consideration for the CT Preferred Units, the Fund shall issue to JEC the Fund Note;

CT Distribution

(s)	CT shall declare a distribution to the Fund of an amount equal to any remaining taxable income not declared payable or paid to the Fund prior to the Effective Time;

Wind-Up and Termination of CT

(t)	CT shall be liquidated and dissolved (as a result of which CT shall cease to exist), and all of the assets and liabilities of CT shall be distributed to and assumed by the Fund;

Repurchase of Initial AcquisitionCo Common Shares

(u)	AcquisitionCo shall repurchase the 100 AcquisitionCo Common Shares held by the Fund for $1.00 per share and such AcquisitionCo Common Shares shall be cancelled;

Fund Distribution

(v)	the Fund shall declare a distribution to AcquisitionCo of an amount equal to any remaining taxable income not declared payable or paid to Fund Unitholders prior to the Effective Time;

Wind-Up and Termination of the Fund

(w)
the Fund shall be liquidated and dissolved (as a result of which the Fund shall cease to exist), and all of the assets and liabilities of the Fund shall be distributed to and assumed by AcquisitionCo, including, without limitation, all liabilities in respect of any declared but unpaid distributions payable by the Fund;

Amalgamation of AcquisitionCo and Certain Subsidiaries

(x)
AcquisitionCo, and, provided that it has been continued as a corporation under the CBCA prior to the Effective Time, OESC ExchangeCo, and, if the JEEC Arrangement Resolution is approved, JEEC and UEGL ExchangeCo, shall be amalgamated and continued as one corporation, New Just Energy, in accordance with the following:

(i)	the stated capital of all of the shares of OESC ExchangeCo shall be reduced to $1.00 in aggregate immediately prior to the amalgamation;

(ii)	the stated capital of all of the shares of JEEC shall be reduced to $1.00 in aggregate immediately prior to the amalgamation;

(iii)	the stated capital of all of the shares of UEGL ExchangeCo shall be reduced to $1.00 in aggregate immediately prior to the amalgamation;

(iv)	the articles of New Just Energy shall be the same as the articles of AcquisitionCo, and the name of New Just Energy shall be "Just Energy Group Inc.";

(v)
all of the shares of OESC ExchangeCo (which, as a result of the transactions in subsection 3.1(w) shall be held by AcquisitionCo) shall be cancelled without any repayment of capital in respect thereof;

(vi)
all of the shares of JEEC (which, as a result of the transactions in subsection 3.1(d) and subsection 3 1(j) shall either have been cancelled or be held by AcquisitionCo) shall be cancelled without any repayment of capital in respect thereof;

(vii)
all of the shares of UEGL ExchangeCo (which, as a result of the transactions in subsection 3.1(w) shall be held by AcquisitionCo) shall be cancelled without any repayment of capital in respect thereof;

(viii)	the property of each of AcquisitionCo, OESC ExchangeCo, JEEC and UEGL ExchangeCo shall continue to be the property of New Just Energy;

(ix)
New Just Energy shall continue to be liable for the obligations of each of AcquisitionCo, OESC ExchangeCo, JEEC and UEGL ExchangeCo including, without limitation, obligations of AcquisitionCo in respect of the AcquisitionCo Options, AcquisitionCo RSGs, AcquisitionCo DSGs, AcquisitionCo EPS Rights and AcquisitionCo EUP Rights;

(x)	any existing cause of action, claim or liability to prosecution of any of AcquisitionCo, OESC ExchangeCo, JEEC or UEGL ExchangeCo shall be unaffected;

(xi)
any civil, criminal or administrative action or proceeding pending by or against any of AcquisitionCo, OESC ExchangeCo, JEEC or UEGL ExchangeCo may be continued to be prosecuted by or against New Just Energy;

(xii)	a conviction against, or ruling, order or judgment in favour of or against, any of AcquisitionCo, OESC ExchangeCo, JEEC or UEGL ExchangeCo may be enforced by or against New Just Energy;

(xiii)
the Articles of Amalgamation of New Just Energy shall be deemed to be the Articles of Incorporation of New Just Energy and the Certificate of Amalgamation of New Just Energy shall be deemed to be the Certificate of Incorporation of New Just Energy;

(xiv)	the by-laws of New Just Energy shall be the by-laws of AcquisitionCo;

(xv)
the first directors of New Just Energy shall be the directors of AcquisitionCo, and each director of any of OESC ExchangeCo, JEEC and UEGL ExchangeCo immediately prior to the amalgamation shall be deemed to have ceased to hold office as a director;

(xvi)
the first officers of New Just Energy shall be the officers of AcquisitionCo, and each officer of any of OESC ExchangeCo, JEEC and UEGL ExchangeCo immediately prior to the amalgamation shall be deemed to have ceased to hold office as an officer; and

(xvii)	the registered office of New Just Energy shall be the registered office of AcquisitionCo;

Transfer of JEC Class A Shares

(y)
New Just Energy shall sell, transfer, assign and convey the JEC Class A Shares to JEC and as consideration for the JEC Class A Shares, JEC shall issue to New Just Energy one (1) common share in the capital of JEC;

Cancellation of JEC Class A Shares

(z)	The JEC Class A Shares acquired by JEC pursuant to subsection 3.1(y) shall be cancelled and shall cease to be outstanding;

3.2       the Fund Arrangement Parties shall make the appropriate entries in their securities registers to reflect the matters referred to, and the transactions provided for, in Section 3.1.

3.3       The Fund incentive Plans and all agreements, elections, allocation notices and other documents representing or evidencing Fund Options, Fund UARs, Fund DUGs and rights to acquire Fund Units under the Fund EPS Plan and the Fund EUP Plan, as the case may be, shall be deemed amended at the Effective Time to the extent necessary to facilitate the exchanges contemplated by subsection 3.1(m), 3.1(n), 3.1(o), 3.1(p) and 3.1(q) without further action by the Fund, JEC, AcquisitionCo, New Just Energy or the holders thereof and such agreements, elections, allocation notices and other documents shall thereafter represent or evidence the right to receive the AcquisitionCo Common Shares in accordance with the terms of the AcquisitionCo Options, AcquisitionCo RSGs, AcquisitionCo DSGs, AcquisitionCo EPS Rights and AcquisitionCo EUP Rights to which the holder is entitled pursuant to the exchanges contemplated by subsection 3.1(m), 3.1(n), 3.1(o), 3.1(p) or 3.1(q), as the case may be.

3.4       The sole consideration to be received by the Fund Securityholders for the transfer of the Fund Securities to AcquisitionCo as provided by subsection 3.1(f), 3.1(h) and 3.1(j), as the case may be, shall be the AcquisitionCo Common Shares issued in connection with such transfer as contemplated by subsection 3.1(g), 3.1(i) and 3.1(k), as the case may be.

ARTICLE 4
DISSENTING SECURITYHOLDERS

4.1       Registered Fund Unitholders and, provided the JEEC Arrangement Resolution is approved, JEEC Exchangeable Shareholders may exercise rights of dissent with respect to the Fund Units and JEEC Exchangeable Shares, respectively, held by such Fund Securityholders pursuant to and in the manner set forth in section 190 of the CBCA as modified by the Interim Order, and this Section 4.1 in connection with the Arrangement. Registered Fund Unit holders and JEEC Exchangeable Shareholders who duly exercise such rights of dissent and who:

(a)
are ultimately entitled to be paid fair value for their Fund Units or .JEEC Exchangeable Shares, as the case may be, shall be deemed not to have exchanged their Fund Units or JEEC Exchangeable Shares, as the case may be, for AcquisitionCo Common Shares pursuant to the Arrangement, and such Fund Units or JEEC Exchangeable Shares, as the case may be, shall be cancelled in accordance with the Arrangement and will not be exchanged for AcquisitionCo Common Shares in accordance with the Arrangement; or

(b)
are ultimately not entitled, for any reason, to be paid fair value for their Fund Units or JEEC Exchangeable Shares, as the case may be, shall be deemed to have participated the Arrangement on the same basis as Fund Unitholders or JEEC Exchangeable Shareholders, as the case may be, who have not exercised dissent rights pursuant to this Section 4.1, and shall receive AcquisitionCo Common-Shares in exchange for their Fund Units or JEEC Exchangeable Shares, as the case may be, on the basis determined in accordance with subsection 3.1(g) or subsection 3.1(k), as the case may be;

but in no case shall the Fund, JEEC, AcquisitionCo or New Just Energy or any other person be required to recognize such holders as Fund Unitholders or JEEC Exchangeable Shareholders after the Effective Time, and the names of such Fund Securityholders shall be deleted from the applicable registers of Fund Securities effective as at the Effective Time. The fair value for the Fund Units and JEEC Exchangeable Shares shall be determined as of the close of business on the Business Day before the day on which the Arrangement is approved by Fund Voting Securityholders at the Fund Meeting.

ARTICLE 5
OUTSTANDING CERTIFICATES AND FRACTIONAL SECURITIES

5.1       From and after the Effective Time, certificates formerly representing Fund Securities that were exchanged pursuant to subsection 3.1(f), subsection 3.1(h) or subsection 3.1(j), as the case may be, shall represent only the right to receive the certificates representing AcquisitionCo Common Shares which the former holder of such Fund Securities is, subject to Section 5.5, entitled to receive pursuant to Article 3 of this Plan of Arrangement, subject to compliance with the requirements set forth in this Article 5, or as to those certificates formerly representing Fund Units and/or JEEC Exchangeable Shares held by Dissenting Securityholders (other than those Dissenting Securityholders deemed to have participated in the Arrangement pursuant to Section 4.1), to receive the fair value of the Fund Units and/or JEEC Exchangeable Shares formerly represented by such certificates.

5.2       The Fund shall forward or cause to be forwarded to each Fund Securityholder (being in the case of the Fund Securityholders CDS&Co as the sole registered holder of Fund Units) at the address of such holder as it appears on the applicable register of Fund Securities on the Effective Date, a Letter of Transmittal and instructions for obtaining delivery of the AcquisitionCo Common Shares to be issued to such holder pursuant to this Arrangement. A Fund Securityholder may take delivery of such AcquisitionCo Common Shares by delivering the certificates representing such holder's Fund Securities to the Depositary at any of the offices indicated in the Letter of Transmittal, accompanied by a duly completed Letter of Transmittal and such other documents as the Depositary may reasonably require. The certificates representing the AcquisitionCo Common Shares issued to such holder shall be registered in such names and, delivered to such addresses as such holder may direct in such Letter of Transmittal, or if requested by the former Fund Securityholder in the Letter of Transmittal, made available at the Depositary for pick-up by the former Fund Securityholder, as soon as practicable after receipt by the Depositary of the required documents.

5.3       If any certificate which immediately prior to the Effective Time represented an interest in outstanding Fund Securities that were exchanged pursuant to Section 3.1 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to have been lost, stolen or destroyed, the Depositary shall issue and deliver in exchange for such lost, stolen or destroyed certificate the consideration to which the holder is entitled pursuant to the Arrangement (and any dividends or distributions with respect thereto) as determined in accordance with the Arrangement. The person who is entitled to receive such consideration shall, as a condition precedent to the receipt thereof, give a bond to each of the Fund and New Just Energy and their respective transfer agents, which bond is in form and substance satisfactory to each of the Fund and New Just Energy and their respective transfer agents, in their sole and absolute discretion, or shall otherwise indemnify the Fund and New Just Energy and their respective transfer agents to their satisfaction, in their sole and absolute discretion, against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4       All distributions made or dividends paid with respect to any AcquisitionCo Common Shares allotted and issued to former holders of Fund Securities pursuant to the Arrangement but for which a certificate has not been issued shall be paid or delivered to the Depositary to be held by the Depositary in trust for the registered holder thereof. The Depositary shall pay and deliver to any such registered holder, as soon as reasonably practicable after application therefor is made by the registered holder to the Depositary in such form as the Depositary may reasonably require, such distributions or dividends to which such holder is entitled, without interest.

5.5       Fund Securityholders shall not be entitled to any interest, distribution, premium or other payment on or with respect to the former Fund Securities other than the certificates representing the New Just Energy Common Shares which they are entitled to receive pursuant to this Arrangement.

5.6       Any certificate formerly representing Fund Securities that is not deposited with all other documents as required by this Plan of Arrangement on or before the day prior to the fifth anniversary of the Effective Date shall cease to represent a light or claim of any kind or nature including the right of the holder of such Fund Securities to receive AcquisitionCo Common Shares and any distributions made or dividends paid thereon. In such case, such AcquisitionCo Common Shares shall be returned to New Just Energy for cancellation, and any dividends or distributions in respect of AcquisitionCo Common Shares shall be returned to New Just Energy.

5.7       No fractional AcquisitionCo Common Shares shall be issued under the Arrangement. In lieu of any fractional AcquisitionCo Common Shares, each registered holder of Fund Securities otherwise entitled to a fractional interest in AcquisitionCo Common Shares shall receive the nearest whole number of AcquisitionCo Common Shares (with fractions equal to exactly 0.5 being rounded up).

5.8       The Fund, New Just Energy and the Depositary shall be entitled to deduct and withhold from any distribution, dividend or other consideration payable to any former Fund Securityholder, such amounts as the Fund, New Just Energy or the Depositary are required to deduct and withhold with respect to such payment under the any provision of applicable federal, provincial, state, local or foreign laws relating to taxes, in each case as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the securities in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash component, if any, of the consideration otherwise payable to the holder, the Fund, New Just Energy and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the AcquisitionCo Common Shares otherwise issuable to the holder as is necessary to provide sufficient funds to the Fund, New Just Energy or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and the Fund, New Just Energy or the Depositary shall notify the holder thereof and remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority.

ARTICLE 6
AMENDMENTS

6.1       The Fund, JEC, JEEC and AcquisitionCo may by mutual agreement amend this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment must be: (i) set out in writing; and (ii) filed with the Court.

6.2       Any amendment, modification or supplement to this Plan of Arrangement may be made prior to the Effective Time by the Fund, JEC, JEEC and AcquisitionCo (or, following the Effective Time, by New Just Energy) without the approval of the Court or the Fund Voting Securityholders, provided that it concerns a matter which, in the reasonable opinion the Fund, JEC, JEEC and AcquisitionCo (or, following the Effective Time, New Just Energy), is of an adminishative nature required to better give effect to the implementation of this Plan of Arrangement or is not adverse to the financial or economic interests of any former holder of Fund Units, JEEC Exchangeable Shares or JEC Class A Shares

6.3       Subject to Section 6.2, any amendment to this Plan of Arrangement may be proposed by the Fund, JEC, JEEC or AcquisitionCo at any time prior to or at the Fund Meeting (provided that the other parties to the Arrangement Agreement shall have consented thereto) with or without any prior notice or communication to Fund Voting Securityholders or holders of, JEEC Exchangeable Shares and if so proposed and accepted by the Fund Voting Securityholders voting at the Fund Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

6.4       Subject to Section 6.2 the Fund, JEC, JEEC and AcquisitionCo may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time after the Meeting and prior to the Effective Time with the approval of the Court and, if and as required by the Court, after communication to the Fund Voting Securityholders and holders of, JEEC Exchangeable Shares.

ARTICLE 7
FURTHER ASSURANCES

7.1       Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

7.2       If, prior to the Effective Date, any term or provision of this Plan of Arrangement is held by the Court to be invalid, void or unenforceable, the Court, at the request of any parties, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan of Arrangement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.

7.3       The Fund, JEC and AcquisitionCo may agree not to implement this Plan of Arrangement, notwithstanding the passing of the Fund Arrangement Resolution by the Fund Securityholders and the JEEC Arrangement Resolution by the JEEC Exchangeable Shareholders and the receipt of the Final Order.